Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SALESFORCE.COM, INC.,

SAUSALITO ACQUISITION CORP.

and

TABLEAU SOFTWARE, INC.

dated as of

June 9, 2019

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		Page
Section 10.7.	Entire Agreement; Third-Party Beneficiaries	60
Section 10.8.	Severability	60
Section 10.9.	Governing Law; Jurisdiction	60
Section 10.10.	Waiver of Jury Trial	61
Section 10.11.	Assignment	61
Section 10.12.	Enforcement; Remedies	61

Annex A Certain Definitions

Annex B Form of Letter Agreement

Annex C Conditions to the Offer

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 9, 2019, is by and among salesforce.com, inc., a Delaware corporation (“Parent”), Sausalito Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Tableau Software, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of Class A common stock, $0.0001 par value per share, of the Company (“Class A Common Stock”) and Class B common stock, $0.0001 par value per share, of the Company (“Class B Common Stock,” and together with Class A Common Stock, the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, the Parties wish to effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, certain Persons are entering into a letter agreement with Parent and Purchaser, in the form attached as Annex B hereto (the “Letter Agreement”);

WHEREAS, in connection with the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Converted Shares or shares of Company Common Stock validly tendered and not validly withdrawn in accordance with the terms of the Offer) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously, (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the Merger and the issuance of shares of Parent Common Stock in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Purchaser, and the sole stockholder of Purchaser, have approved this Agreement and determined that this Agreement and the Transactions, including the Offer and the Merger and the issuance of Parent Common Stock in the Offer and the Merger, are advisable and fair to, and in the best interests of, Parent and Purchaser and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE OFFER

Section 1.1.    The Offer.

(a)    Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been validly terminated pursuant to Article IX and that the Company shall have complied in all material respects with its obligations under Section 1.2, as promptly as practicable after the date hereof (but in no event more than twenty (20) Business Days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each share of Company Common Stock accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for 1.103 shares of common stock, par value $0.001 per share, of Parent “Parent Common Stock”), without interest (the “Offer Consideration”), subject to the other provisions of this Article I. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to holders of Company Common Stock pursuant to the Exchange Act and contains, to the extent required by the Exchange Act, the terms and conditions set forth in this Agreement (including Annex C). Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof (including Annex C). The obligation of Purchaser to accept for exchange (and the obligation of Parent to cause Purchaser to accept for exchange) shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to:

(i)    the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, upon the consummation of the Offer (for the avoidance of doubt, assuming that shares of Class B Common Stock validly tendered (and not validly withdrawn) will convert into shares of Class A Common Stock upon the consummation of the Offer), together with the shares of Company Common Stock then owned by Parent and Purchaser (if any) (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), would represent at least a majority of the aggregate voting power of the shares of Company Common Stock outstanding immediately after the consummation of the Offer (the “Minimum Condition”); and

(ii)    the other conditions set forth in Annex C.

(b)    Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Purchaser may not (and Parent shall not permit Purchaser to) (i) waive the Minimum Condition, or any of the conditions set forth in clauses (B), (C), (D), (E) or (F)(5) of Annex C or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) reduces the Offer Consideration to be paid in the Offer or decreases the number of shares of Company Common Stock sought in the Offer (other than in each case an adjustment made pursuant to Section 1.1(d)), (C) extends the Offer, other than in a manner required or permitted by Section 1.1(e), (D) imposes conditions to the Offer, other than those set forth in Annex C or (E) amends or modifies any term of or condition to the Offer (including the conditions in Annex C) in any manner that has an adverse effect, or would be reasonably likely to have an adverse effect, on the holders of Company Common Stock that is not de minimis.

(c)    Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all shares of Company Common Stock validly tendered in the Offer (and not validly withdrawn) by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest whole cent.

(d)    Adjustments to Offer Consideration. The Offer Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Acceptance Time. Nothing in this Section 1.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e)    Expiration and Extension of the Offer.

(i)    Unless the Offer is extended pursuant to and in accordance with this Section 1.1(e), the Offer shall expire at midnight, Eastern Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended (the initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(ii)    Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement (unless Parent receives the prior written consent of the Company (which may be granted or withheld in the Company’s sole discretion)):

(A)    Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE, in any such case, which is applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents or the Form S-4;

(B)    in the event that any of the conditions to the Offer (other than the Minimum Condition, the condition set forth in clause (F)(3) of Annex C, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) Business Days each (or for such longer period as may be agreed by Parent and the Company); and

(C)    if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser may, and, at the request in writing of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for successive extension periods of up to ten (10) Business Days each (with the length of each such period being determined in good faith by Parent) (or for such longer period as may be agreed by Parent and the Company in writing); provided, that in no event shall Purchaser or Parent be required to (and Parent shall not be required to cause Purchaser to) extend the expiration of the Offer pursuant to this clause (C) (i) if (x) the Minimum Condition is not satisfied by a number of shares of Company Common Stock that is equal to or less than the aggregate number of shares of Company Common Stock held or beneficially owned by any Stockholders (as defined in the Letter Agreement) that have not been tendered, or have been tendered but validly withdrawn, in the Offer as of such time and (y) as of such time the Stockholders whose untendered shares of Company Common Stock are necessary to satisfy the Minimum Condition are not using good faith and diligent efforts to tender the necessary shares of Company Common Stock into the Offer, or (ii) for more than twenty (20) Business Days in the aggregate;

provided, that, notwithstanding anything to the contrary in this Agreement, (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to the terms of Section 9.1 and (2) Purchaser shall not be required (and Parent shall not be required to cause Purchaser) to extend the Offer beyond the Outside Date.

(iii)    Neither Parent nor Purchaser shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of this Agreement without the prior written consent of the Company.

(iv)    Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(v)    Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request (no more often than once per day during the Offer (other than on the date of the then-scheduled expiration of the Offer)), provide the Company as soon as practicable with the most recent report then available from the Exchange Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer; provided that Parent’s obligations, actions or inactions pursuant to this Section 1.1(e)(v) shall be deemed excluded for purposes of determining whether Parent or the Company may terminate this Agreement pursuant to Section 9.1.

(f)    Payment for Company Common Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all shares of Company Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer. The consideration in the Offer payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in shares of Parent Common Stock (and cash in lieu of fractional shares of Parent Common Stock, if any), without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.

(g)    Schedule TO; Offer Documents; Form S-4.

(i)    As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall:

(A)    prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(B)    deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C)    give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D)    subject to the Company’s compliance with Section 1.2 in all material respects, cause the Offer Documents to be disseminated to holders of Company Common Stock as and to the extent required by the Exchange Act.

(ii)    Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii)    The Offer Documents and the Form S-4 may include a description of the determinations, approvals and recommendations of the Company Board of Directors to the extent permitted by Section 1.2(a). Each of Parent and Purchaser shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that each of the Schedule TO, the Offer Documents and the Form S-4 complies in all material respects with the requirements of the applicable provisions of the Exchange Act and Securities Act and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. Each of the Company, Parent and Purchaser shall use its reasonable best efforts to procure its outside tax counsel or tax advisor to provide a customary tax opinion with respect to the Form S-4 to the extent required by the Securities Act. The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and the Company Subsidiaries that is required by applicable Law to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Law. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents or the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law, or by the SEC or its staff or the NYSE. Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents, the Form S-4 and any written communications to the SEC or its staff with respect to the Offer Documents or the Form S-4, in each case, prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit the Company and its counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.2.    Company Actions.

(a)    Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors has unanimously upon the terms and subject to the conditions set forth herein:

(i)    determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders;

(ii)    determined that it is in the best interests of the Company and the Company Stockholders to enter into, and declared advisable, this Agreement;

(iii)    approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions, upon the terms, and subject to the conditions, contained herein; and

(iv)    resolved to make the Company Board Recommendation.

The Company hereby approves and consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents and the Form S-4 unless the Company Board of Directors has effected a Change of Recommendation in accordance with the terms of Section 6.3.

(b)    Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Common Stock promptly after commencement of the Offer. The Company shall use its reasonable best efforts to ensure that the Schedule 14D-9 complies in all material respects with the requirements of the applicable provisions of the Exchange Act. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock (to the extent required by applicable Law) together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Law to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law. The Company shall provide in writing to Parent, Purchaser and their counsel any written comments or other material communications the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. The Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 and any written communications to the SEC or its staff with respect to the Schedule 14D-9, in each case, prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit Parent, Purchaser and their counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Unless the Company Board of Directors has effected a Change of Recommendation in accordance with the terms of Section 6.3, the Company shall include the Company Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.22.

(c)    Company Information. In connection with the Offer and the Merger, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including lists of Company Stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their Representatives may reasonably request in order to communicate the Offer and the Merger to the holders of Company Common Stock. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser (and their respective Representatives) shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions; (ii) use such information only in connection with the Transactions; and (iii) in the event that this Agreement is terminated in accordance with Article IX, as promptly as reasonably practicable, return to the Company or destroy all copies of such information then in their possession or control.

ARTICLE II

THE MERGER

Section 2.1.    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

Section 2.2.    The Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable following the Acceptance Time, and in any case no later than the first (1st) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the terms and conditions hereof, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL.

Section 2.3.    Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4.    Governing Documents. Without limiting Section 7.4, at the Effective Time, the certificate of incorporation and the bylaws of Purchaser shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law; provided that the name of the Surviving Company shall be “Tableau Software, Inc.”

Section 2.5.    Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1.    Treatment of Capital Stock.

(a)    Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to Section 1.1(a) and Section 3.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Converted Shares) shall be automatically converted into the right to receive the Offer Consideration (the “Merger Consideration”) in accordance with this Article III. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2, including the right to receive, pursuant to Section 3.5, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.2(f).

(b)    Certain Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent or Purchaser shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”). At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect wholly owned Subsidiary of Parent (other than Purchaser) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) equal to the product of (i) (x) the number of shares of Company Common Stock held by such Subsidiary immediately prior to the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the total number of shares of Surviving Company Stock outstanding immediately after the consummation of the Merger.

(c)    Treatment of Purchaser Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of Purchaser (the “Purchaser Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Purchaser Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d)    Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2.    Payment for Securities; Surrender of Certificates.

(a)    Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock issuable in book-entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) payable pursuant to Section 3.1(a) and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions under Section 3.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay the Fractional Share Consideration in accordance with Section 3.5 and any dividends or other distributions under Section 3.2(f), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 3.5, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(b)    Procedures for Surrender.

(i)    Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii)    Book-Entry Shares. Any holder of or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time the applicable Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii)    No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c)    Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Purchaser, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f).

(f)    Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.3.    Treatment of Company Equity Awards.

(a)    At the Effective Time, each Company Option (whether vested or unvested) held by any former employee of the Company shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive within five (5) Business Days, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Net Share covered by such Company Option, less applicable Tax withholdings.

(b)    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (other than a Company Option covered by Section 3.3(a)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (i) the per share exercise price for shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(c)    At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that is held by a non-employee director of the Company will vest as of the Effective Time and shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company RSU becoming entitled to receive within five (5) Business Days (or such later date required by Section 409A of the Code), in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time.

(d)    At the Effective Time, each Company RSU (other than any Company RSU covered by Section 3.3(c)) that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(e)    At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into an Adjusted RSU with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company PSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. For purposes of clause (i) of the immediately preceding sentence, the number of shares of Company Common Stock subject to a Company PSU immediately prior to the Effective Time shall equal the number of Company PSUs that would have vested based on the achievement of performance at target levels. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company PSU under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms, except that such Adjusted RSU shall vest based on continued service to Parent and its affiliates through the last day of the applicable service vesting period (subject to any accelerated vesting provided for in the award agreement applicable to the corresponding Company PSU immediately prior to the Effective Time).

(f)    As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current

ESPP Offering Periods; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date prior to the Closing Date as specified by the Company Board of Directors in accordance with Section 11(b) of the Company ESPP.

(g)    Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.3.

(h)    Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSUs remain outstanding and shall reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof.

Section 3.4.    Withholding. Each of the Company, Parent, Purchaser, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be timely remitted to the appropriate Governmental Entity in accordance with applicable Tax Law and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.5.    Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest whole cent.

Section 3.6.    Tax Treatment. It is intended that, for U.S. federal income tax purposes, the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) any publicly available Company SEC Document filed or furnished since January 1, 2017 and prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Purchaser as set forth below.

Section 4.1.    Qualification, Organization, Subsidiaries, etc.

(a)    The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect.

(b)    All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens or Liens arising under any applicable securities Laws. Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of the name of each Company Subsidiary, its jurisdiction of organization and its U.S. federal income tax classification. Other than the Company Subsidiaries set forth on Section 4.1(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns any equity or other economic interest in any other Person.

Section 4.2.    Capitalization.

(a)    The authorized capital stock of the Company consists of 750,000,000 shares of Class A Common Stock, 75,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of June 6, 2019 (the “Company Capitalization Date”), (i) (A) 76,916,180 shares of Class A Common Stock were issued and outstanding and 10,380,023 shares of Class B Common Stock were issued and outstanding, (B) no shares of Class A Common Stock and no shares of Class B Common Stock were held in the Company’s treasury, (C) no shares of Class A Common Stock and no shares of Class B Common Stock were held by the Company Subsidiaries, (D) Company Options covering 113,502 shares of Class A Common Stock were outstanding, with a weighted average exercise price per share of $52.20, (E) Company Options covering 878,245 shares of Class B Common Stock were outstanding, with a weighted average exercise price per share of $8.09, (F) Company RSUs covering 7,321,757 shares of Class A Common

Stock were outstanding; and (G) Company PSUs covering 109,125 shares of Class A Common Stock were outstanding (assuming any applicable performance targets were deemed satisfied at maximum performance); (ii) 10,064,259 shares of Class A Common Stock and no shares of Class B Common Stock were reserved for future issuance pursuant to the Company Equity Plans; (iii) 4,591,023 shares of Class A Common Stock were reserved for future issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for future issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Company has sufficient authorized and unissued shares of Class A Common Stock to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(b)    Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.

(c)    Except as set forth in Section 4.2(a) and Section 4.2(b), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d)    Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e)    There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

Section 4.3.    Corporate Authority.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement, and the consummation of the Transactions and the transactions contemplated by the Letter

Agreement, have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Letter Agreement, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the “agreement of merger” as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer. None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b)    Assuming (i) the satisfaction of the Minimum Condition, (ii) the absence of any amendment, modification or other change to the DGCL or this Agreement that would render Section 251(h) of the DGCL inapplicable to this Agreement and (iii) the accuracy of Parent’s and Purchaser’s representations and warranties set in forth Section 5.14, no vote of the holders of Company Common Stock or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger under applicable Law or the Company Governing Documents.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

(b)    The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof (and, in the case of Section 4.4(b)(ii)(A) and Section 4.4(b)(iii) only, the consummation of the transactions contemplated by the Letter Agreement) will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

Section 4.5.    SEC Reports and Financial Statements.

(a)    Since January 1, 2016, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2016, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Document.

Section 4.6.    Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2016 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. Since January 1, 2016, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2016 through the date hereof, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7.    No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2018 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since December 31, 2018 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8.    Absence of Certain Changes or Events.

(a)    From December 31, 2018 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From December 31, 2018 through the date hereof, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1 (other than any actions specified by clauses (i), (iv), (v), (vii), (x), (xi), (xii), (xvi), (xxii) or (xxvii) (to the extent clause (xxvii) relates to the foregoing clauses)).

Section 4.9.    Compliance with Law; Permits.

(a)    The Company and each Company Subsidiary are and have been since January 1, 2016 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and the Company Subsidiaries are and have been since January 1, 2016 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, the Company and the

Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since January 1, 2014, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, neither the Company nor any Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws. The Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since January 1, 2014. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, except pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(g)    Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (x) is, or is controlled or 50% or more owned by, one or more Persons or entities targeted by sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorist Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any relevant Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 1, 2014, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has, since January 1, 2014, received any written notice of potential violations of Laws covering export controls, trade embargoes or economic sanctions from OFAC or any other Governmental Entity or made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material enforcement action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary.

(h)    The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 4.10.    Employee Benefit Plans.

(a)    Section 4.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of

ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All material contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c)    Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full, except, with respect to clause (iv) of the definition of Controlled Group Liability only, as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole.

(d)    Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)    (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)    Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(j)    The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.11.    Labor Matters.

(a)    Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)    The Company and each Company Subsidiary are and have been since January 1, 2016 in compliance with all applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    To the Company’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of Vice President or above.

Section 4.12.    Tax Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all respects;

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any Company Subsidiary as of the date thereof;

(c)    The Company and the Company Subsidiaries have (i) timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);

(d)    There is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes or Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment, in each case, except, solely with respect to any such claim, litigation, audit, examination, investigation, or other Proceeding arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)    Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency (excluding extensions of time obtained by the Company or any Company Subsidiary in connection with extensions obtained in the ordinary course of business consistent with past practice for the filing of Tax Returns);

(f)    Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(g)    None of the Company or any Company Subsidiary (i) is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries) or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law;

(h)    There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens;

(i)    Within the last four (4) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction;

(j)    Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes;

(k)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(l)    Neither the Company nor any Company Subsidiary will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, or (iii) an election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Law). Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code; and

(m)    Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13.    Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14.    Intellectual Property.

(a)    Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations, and (iv) copyright registrations and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with any state, government or other public authority, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to, the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property”).

(b)    The Company solely owns, or is the exclusive licensee of, each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Company Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Knowledge of the Company, is valid and enforceable. As of the date hereof, no Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Company’s Knowledge, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Intellectual Property.

(c)    Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is or was Company Intellectual Property and is material to the current conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d)    The Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, except for such rights the absence of which would not be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e)    As of the date hereof, no Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Product and the conduct of the business of the Company and the Company Subsidiaries, as currently conducted, does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any Person or constitute unfair competition or unfair trade practices (and as conducted since January 1, 2016, has not infringed, violated, constituted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or unfair trade practices), (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property, and (iii) since January 1, 2016, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property.

(f)    Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) in each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Intellectual Property, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all such Intellectual Property; (ii) the Company and each Company Subsidiary have taken commercially reasonable actions to maintain and protect all Company Intellectual Property that derives independent economic value, actual or potential, from not being known to other Persons, and all such Company Intellectual Property has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect rights of like importance; and (iii) to Company’s Knowledge, since January 1, 2016, there has been no unauthorized disclosure of the Company Intellectual Property, or unauthorized disclosure by the Company or any Company Subsidiary of any third party Intellectual Property. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any such Intellectual Property to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof except where the failure to enforce such policy has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(g)    Neither the Company nor any Company Subsidiary has distributed any Software or database under an Open Source License in a manner that would require any material Company Intellectual Property (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for the purposes of preparing derivative works, or (iii) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Open Source Licenses to which they are subject.

(h)    Section 4.14(h) of the Company Disclosure Letter contains a complete and accurate list of, and the Company has made available to Parent prior to the date hereof true and complete copies of, all Contracts in effect pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any patent rights or other material Company Intellectual Property, except Ordinary Course Licenses, or (ii) (other than the Ordinary Course Licenses and Open Source Licenses) is granted a license, covenant not to assert, release, agreement not to enforcement or prosecute, or immunity to or under any Person’s Intellectual Property, and, in the case of clauses (i) and (ii), that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing, together with the Ordinary Course Licenses and Open Source Licenses, the “IP Contracts”).

(i)    The Company has made available to Parent prior to the date hereof a true and complete list of all material Company Products.

(j)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) a material breach, violation, modification, cancellation, termination, or suspension of any IP Contract that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the release of any Source Code that is Company Intellectual Property or other material proprietary or confidential Intellectual Property of the Company or any Company Subsidiary, (iii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property (or (except as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party) any Intellectual Property of Parent) to any Person, except, in the case of the Company Intellectual Property, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (iv) the Company, any Company Subsidiary or (except as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party) Parent being the subject to any non-compete or other restriction on the operation or scope of their respective businesses except, in the case of the Company and the Company Subsidiaries, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. All IP Contracts shall remain in full force and effect following the Closing in accordance with their terms, and, as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(k)    As of the date hereof, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has any of them received any written claim or notice since January 1, 2016 with respect to any material warranty or material indemnity claim relating to any Company Products or with respect to the material breach of any material agreement (including any IP Contract) under which such Company Products have been made available, in each case, which remains unresolved.

Section 4.15.    Privacy and Data Protection.

(a)    Since January 1, 2016, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, disposal and security, as the case may be, of Protected Information, and, to the Company’s Knowledge, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied in all material respects with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the disclosure to and use by Surviving Company of Protected Information after the Closing) will result in the Company, any Company Subsidiary or the Surviving Company being in material breach or material violation of, (i) any Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, as applicable, (iv) all applicable policies and procedures adopted by the Company or a Company Subsidiary relating to Protected Information, including the Privacy Statements, and (v) all consents and authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary. The Company and each Company Subsidiary have all material rights, authority, consents and authorizations necessary under applicable Information Privacy and Security Laws to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business. Since January 1, 2016, the Company and each Company Subsidiary have posted, where required by Information Privacy and Security Laws, as applicable, privacy policies governing their use of Protected Information on the websites made available by the Company and each Company Subsidiary, and the Company and each Company Subsidiary have complied in all material respects with such current and former published privacy policies.

(b)    There has been no material (i) data security breach of, or unauthorized access to, any Company Products, or any material Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information; or (ii) incident involving the accidental or unlawful loss of or damage to, or unauthorized access to or acquisition, modification, use or disclosure of, any Protected Information owned, used, hosted, maintained or controlled by or on behalf of the Company or the Company Subsidiaries, including any unauthorized access, acquisition, modification, use or disclosure of Protected Information requiring notification by the Company or any Company Subsidiary to individuals, Persons or Governmental Entities under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s material vendors, suppliers and subcontractors have (A) suffered any security breach that resulted in any unauthorized access to, modification of, use of, disclosure of, loss of or damage to any Protected Information, (B) materially breached any terms relating to Protected Information in any Contracts with the Company or any Company Subsidiary or (C) materially violated any applicable Information Privacy and Security Laws.

(c)    Since January 1, 2016, the Company and each Company Subsidiary have implemented, monitored in a commercially reasonable manner and maintained a written information security program, covering the Company and each Company Subsidiary, designed to (i) identify and address internal and external risks to the security or privacy of any proprietary or confidential information in their possession, including Protected Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security or privacy compromising Protected Information. In each of 2017 and 2018, the Company and each of the Company Subsidiaries have performed security risk assessments and substantially addressed and remediated all critical or high risk threats and deficiencies identified in those security risk assessments.

(d)    Since January 1, 2016, no Person has (i) provided an audit request to the Company or a Company Subsidiary or made any written claim against the Company or a Company Subsidiary or (ii) to the Company’s Knowledge, commenced any Proceeding, in each case, with respect to (A) any alleged violation of applicable Information Privacy and Security Laws by the Company, any Company Subsidiary or (with respect to services provided to or on behalf of Company) any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the collection, maintenance, storage, retention, use, processing, disclosure, transfer or disposal of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices relating to Protected Information, including any unlawful or accidental loss of or damage to, or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. No Person has provided a written complaint to the Company or a Company Subsidiary, nor, to the Company’s Knowledge, to any third party, regarding the improper disclosure of Protected Health Information (as defined in HIPAA) by the Company or a Company Subsidiary.

(e)    The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that satisfy applicable Law in all material respects and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers and subcontractors of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith in all material respects.

Section 4.16.    Real Property; Assets. Neither the Company nor any Company Subsidiary owns any real property. Section 4.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of Contracts pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property that is material to the Company or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any

Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17.    Material Contracts.

(a)    Except for this Agreement, Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans listed on Section 4.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 4.17(a) (other than this Agreement), whether or not set forth on Section 4.17 of the Company Disclosure Letter, being referred to herein as the “Material Contract”):

(i)    each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) to compete or engage in any line of business or geographic region or with any Person, or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)    each Contract that limits the freedom of the Company or any Company Subsidiary to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(iii)    any material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iv) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;

(v)    each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $1,000,000;

(vi)    Contracts of the type described in clauses (i) and (ii) of Section 4.14(h);

(vii)    other than in the ordinary course of business consistent with past practice, any Contract to provide Source Code for any Company Product to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party;

(viii)    any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time);

(ix)    each Contract not otherwise described in any other subsection of this Section 4.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $5,000,000 in the twelve (12) month period following the date hereof;

(x)    any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

(xi)    each Contract that is a Material Customer Agreement, a Material Supplier Agreement or a Material Reseller Agreement;

(xii)    each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xiii)    each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent and its affiliates after the Acceptance Time);

(xiv)    each non-ordinary course Contract that contains any material indemnification obligations by the Company or any Company Subsidiary;

(xv)    each Company Government Contract pursuant to which the Company receives annual revenue in excess of $1,000,000;

(xvi)    each Company Lease;

(xvii)    each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $500,000 or relating to any Liens on the assets of the Company or any Company Subsidiary;

(xviii)    each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $500,000 or with a notional value in excess of $500,000;

(xix)    each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member; and

(xx)    any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b)    True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c)    True and complete copies of each Company Government Contract Bid that, if accepted, would be a Material Contract of the type specified in Section 4.17(a)(xv) (a “Material Government Bid”) have been made available to Parent prior to the date hereof.

(d)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Government Contract is binding on the Company or the Company Subsidiary party thereto and is in full force and effect, subject to the Enforceability Limitations, (ii) no Company Government Contract or offer, quotation, bid or proposal to sell products or services made by the Company or any Company Subsidiary to any Governmental Entity or any prime contractor (a “Government Contract Bid”) is the subject of bid or award protest proceedings resulting from the conduct of the Company or any of its Subsidiaries, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Government Contract. The Company and the Company Subsidiaries are in compliance, and have been in compliance since January 1, 2016, in all material respects with the terms and conditions of each Company Government Contract and Government Contract Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2016, neither any Governmental Entity nor any prime contractor or subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Government Contract Bid. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2016, no costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been proposed for disallowance or deemed finally disallowed in writing by a Governmental Entity, and no material payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off any such payment.

(e)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2016, (i) none of the Company, any Company Subsidiary or any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any request to show cause (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iii) none of the Company or any Company Subsidiary, to the Company’s Knowledge, is the subject of a finding of non-compliance, nonresponsibility or ineligibility for government contracting, (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees or Principals (as defined in Federal Acquisition Regulation 52.209-5), nor to the Company’s Knowledge, any consultants or agents of the Company or any Company Subsidiary, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any alleged material irregularity, misstatement or omission arising thereunder or relating thereto, and to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit and (vi) neither the Company nor any Company Subsidiary has made any voluntary disclosure (A) to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) under the Federal Acquisition Regulation mandatory disclosure or payment provisions to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 4.18.    Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 4.19.    Customers; Suppliers; Resellers; Government Entities.

(a)    Section 4.19(a) of the Company Disclosure Letter sets forth a list of the top ten (10) customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary based on Contract Revenue for the last twelve (12) months ended March 31, 2019 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(b)    Section 4.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries have spent at least $5,000,000 during the last twelve (12) months ended March 31, 2019 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(c)    Section 4.19(c) of the Company Disclosure Letter sets forth a list of each technology vendor, reseller, OEM, independent Software vendor and distributor pursuant to which the Company or any Company Subsidiary received Contract Revenue during the last twelve months ended March 31, 2019 in excess of $2,000,000 (each, a “Material Reseller” and each Contract with each Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a technology vendor, reseller, OEM, independent Software vendor and distributor, as applicable, to the Company or that such Material Reseller intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(d)    Section 4.19(d) of the Company Disclosure Letter sets forth a list (and the associated revenues for the last twelve (12) months ended March 31, 2019) of each (i) Governmental Entity of any jurisdiction in the

United States (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction in the United States in its capacity as such) from which the Company and the Company Subsidiaries received Contract Revenue in excess of $1,000,000 during the last twelve (12) months ended March 31, 2019 and (ii) Governmental Entity of any jurisdiction outside the United States (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction outside the United States in its capacity as such) from which the Company or any Company Subsidiary has received Contract Revenue in excess of $1,000,000 during the last twelve (12) months ended March 31, 2019.

Section 4.20.    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.21.    Information Supplied. The information relating to the Company and the Company Subsidiaries, to the extent supplied by or on behalf the Company and the Company Subsidiaries, to be contained in, or incorporated by reference in, the Offer Documents, the Form S-4 and the Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company.

Section 4.22.    Opinion of Financial Advisor. The Company Board of Directors has received an opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”) to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Offer Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Stock (other than holders of Cancelled Shares and Converted Shares), taken in the aggregate, pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be provided to Parent promptly following receipt by the Company for informational purposes only.

Section 4.23.    State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s and Purchaser’s representations and warranties set forth in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Letter Agreement) Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.24.    Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned

Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 4.25.    Finders and Brokers. Other than Goldman Sachs, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Offer and the Merger. A true and complete copy of the engagement letter with Goldman Sachs has been made available to Parent prior to the date hereof.

Section 4.26.    No Other Representations. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Purchaser, any of their respective Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent or Purchaser or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V. Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article V, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as disclosed in (x) any publicly available Parent SEC Document filed or furnished since January 1, 2017 and prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Purchaser represent and warrant to the Company as set forth below.

Section 5.1.    Qualification, Organization, etc. Each of Parent and Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not be material to Parent and Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Purchaser and the other Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. Parent has filed with the SEC, prior to the date hereof, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2.    Capitalization.

(a)    The authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of June 6, 2019 (the “Parent Capitalization Date”): (i) (A) 776,544,434 shares of Parent Common Stock were issued and outstanding (including 1,761,185 restricted shares of Parent Common Stock granted under Parent Equity Plans), (B) 91,872 shares of Parent Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 29,180,446 shares of Parent Common Stock were outstanding with a weighted average exercise price per share of $93.27, and (D) restricted stock unit awards granted under Parent Equity Plans covering 25,721,602 shares of Parent Common Stock (assuming any applicable performance goals are deemed satisfied at target) were outstanding; (ii) 43,394,950 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent Equity Plans; (iii) 4,066,747 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2004 Employee Stock Purchase Plan; and (iv) no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)    Except as set forth in Section 5.2(a) and other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 5.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c)    Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)    There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e)    The authorized capital stock of Purchaser consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser is, and as of the Acceptance Time and the Effective Time shall be, directly or indirectly owned by Parent.

Section 5.3.    Corporate Authority.

(a)    Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the Letter Agreement and the consummation of the Transactions and the transactions contemplated by the Letter Agreement have been duly and validly authorized by all necessary corporate action of each of Parent and Purchaser and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Purchaser are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Letter Agreement, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)    No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Offer, the Merger or the other Transactions. The vote or consent of Intermediate LLC, as the sole stockholder of Purchaser, is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve the Offer and the Merger and adopt this Agreement.

(c)    This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Purchaser of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

(b)    The execution and delivery by Parent and Purchaser of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof (and, in the case of Section 5.4(b)(ii)(A) and Section 5.4(b)(iii) only, the consummation of the transactions contemplated by the Letter Agreement) will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

Section 5.5.    SEC Reports and Financial Statements.

(a)    Since February 1, 2016, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since February 1, 2016, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b)    The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)    Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

Section 5.6.    Internal Controls and Procedures. Parent has established and maintains, and at all times since January 31, 2016 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 31, 2016, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 31, 2016 through the date hereof, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 5.7.    No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of January 31, 2019 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since January 31, 2019 (other than any liability for any material breaches of Contracts), (c) as expressly required or contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8.    Absence of Certain Changes or Events. From January 31, 2019 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9.    Compliance with Law.

(a)    Parent and each Parent Subsidiary are and have been since January 1, 2016 in compliance with and not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Parent Subsidiary are, and since January 1, 2016 have been, in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent

Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c)    Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 5.10.    Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 5.11.    Information Supplied. The information relating to Parent and the Parent Subsidiaries, to the extent supplied by or on behalf Parent and the Parent Subsidiaries, to be contained in, or incorporated by reference in, the Offer Documents, the Schedule 14D-9 and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Purchaser.

Section 5.12.    Valid Issuance. The Parent Common Stock to be issued as Offer Consideration or Merger Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by any Company Stockholder) will be free of restrictions on transfer.

Section 5.13.    Finders and Brokers. Other than BofA Securities, Inc., neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Offer and the Merger.

Section 5.14.    Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, nor at any time in the past three (3) years through the date hereof has directly or indirectly owned, any shares of Company Common Stock.

Section 5.15.    No Purchaser Activity. Since its date of formation, Purchaser has not conducted any business or engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.16.    Tax Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of Parent and the Parent Subsidiaries reflect adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by Parent or any Parent Subsidiary as of the date thereof;

(b)    There is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of Parent, threatened in writing with respect to any material Taxes or Tax Returns of Parent or any Parent Subsidiary, or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against Parent or any Parent Subsidiary and that has not been fully satisfied by payment, in each case, except, solely with respect to any such claim, litigation, audit, examination, investigation, or other Proceeding arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c)    None of Parent or any Parent Subsidiary has any liability for material Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law;

(d)    Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes;

(e)    Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); and

(f)    Purchaser is a direct, wholly owned Subsidiary of Salesforce Holdings LLC, a Delaware limited liability company (“Intermediate LLC”). Intermediate LLC is a direct, wholly owned Subsidiary of Parent. For U.S. federal income Tax purposes, (i) Intermediate LLC is “disregarded as an entity separate from its owner” as such phrase is used in Treasury Regulations Section 301.7701-2(c)(2)(i), and (ii) Purchaser is treated as a direct wholly owned subsidiary of Parent. Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.17.    No Other Representations. Except for the representations and warranties contained in Article IV, each of Parent and Purchaser acknowledges that none of the Company, any of its Representatives or any other Person makes, and each of Parent and Purchaser acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, Purchaser or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Purchaser or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV. Without limiting the generality of the foregoing, each of Parent and Purchaser acknowledges that, except as may be expressly provided in Article IV, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Purchaser, any of their respective Representatives or any other Person.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 6.1.    Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement or the Letter Agreement, as required by applicable Law or as consented to in writing by Parent (with respect to clauses (i) (with respect to the organizational documents of any Company Subsidiary only), (ix), (x), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xix), (xxii) and (xxiv) of Section 6.1(b) only, such consent not to be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business, including by (i) preserving intact its and their present business organizations, goodwill and ongoing businesses, (ii) keeping available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserving its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, Governmental Entities and other Persons with whom it and they have material business relations (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of this Section 6.1(b) such specific provisions shall govern over the more general provision of this Section 6.1(a)); and (b) shall not, nor shall the Company permit any Company Subsidiary to:

(i)    amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

(iii)    split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Equity Awards or (B) any such transaction involving only wholly owned Company Subsidiaries;

(iv)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) issuances of Company Common Stock in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (C) sales of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, or (D) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v)    except as required by any Company Benefit Plan as in existence as of the date hereof and set forth on Section 4.10(a) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, (B) grant to any of its directors, executive officers or employees any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, (D) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers or employees, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) or materially increase the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) terminate the employment of any employee at the level of vice president or above, other than for cause, (H) hire any new employees, except for non-officer employees at the vice president level and below or (I) provide any funding for any rabbi trust or similar arrangement;

(vi)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or (C) capital expenditures in accordance with clause (xiii) below;

(vii)    liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii)    make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries or (B) advances for reimbursable employee expenses in the ordinary course of business;

(ix)    sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties or assets, except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) nonexclusive license or other nonexclusive grants of rights in or under any Company Intellectual Property or Company Product entered into in the ordinary course of business consistent with past practice with customers of the Company or the Company Subsidiaries, (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries or (D) pursuant to agreements in effect prior to the execution of this Agreement and set forth in Section 6.1(b)(ix)(D) of the Company Disclosure Letter;

(x)    terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by the Company or any Company Subsidiary of any open source Software;

(xi)    enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to material Intellectual Property, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than (A) non-exclusive licenses of Company Intellectual Property entered in the ordinary course of business consistent with past practice and (B) amendments and modifications, in each case, to existing exclusive, limited distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice;

(xii)    (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clauses (i), (ii), (iii), (v), (xii), (xiii), (xiv) or (xix) of Section 4.17(a) or any other Material Contract outside of the ordinary course of business consistent with past practice, (B) (1) materially modify, materially amend, extend or terminate any Material Contract (other than non-renewals occurring in the ordinary course of business) or (2) waive, release or assign any material rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice or (C) materially modify, amend or terminate, or waive or release or assign any material rights under, any Material Government Bid or submit any new Government Contract Bid that would have been considered a Material Government Bid if it were submitted prior to the date hereof;

(xiii)    except in accordance with the Company’s capital budget provided to Parent prior to the date hereof, make any capital expenditures, enter into agreements or arrangements providing for capital expenditures or otherwise commit to do so;

(xiv)    commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or proceeding that is not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually $1,000,000 or in the aggregate $2,000,000; (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including following the Effective Time the Company and the Company Subsidiaries); and (C) does not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;

(xv)    make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi)    amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary;

(xvii)    make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof and other than inconsistencies intended to take advantage of changes in Law since the date of the previously filed Tax Return), settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or, except extensions in connection with extensions of time obtained in the ordinary course of business consistent with past practice for the filing of Tax Returns, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xviii)    take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xix)    redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(xx)    enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xxi)    fail to use commercially reasonable efforts to maintain the Company’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;

(xxii)    (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify or amend or exercise any right to renew any Company Lease, or waive any material term or condition thereof or grant any material consents thereunder, (C) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) knowingly commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (E), other than in the ordinary course of business consistent with past practice;

(xxiii)    convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxiv)    terminate or modify or waive in any material respect any right under any material Company Permit;

(xxv)    adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxvi)    subject to Section 7.2, take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the Transactions on or before the Outside Date; or

(xxvii)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2.    Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(a)    amend, modify, waive, rescind, change or otherwise restate the Parent Governing Documents (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the Company Stockholders, or adversely affect the Company Stockholders relative to other holders of Parent Common Stock;

(b)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) dividends and distributions paid or made in the ordinary course of business by the Parent Subsidiaries to Parent or any other wholly owned Parent Subsidiary and (ii) for transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(c)    split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, except for (i) any such transaction involving only wholly owned Parent Subsidiaries and (ii) any transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(d)    liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any of the foregoing, in each case, with respect to Parent, Purchaser or any direct or indirect parent entity of Purchaser;

(e)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person (or any business or division thereof) that (i) would require (A) the filing by Parent or any of its Subsidiaries of a Notification and Report Form pursuant to the HSR Act with respect to such acquisition or (B) any pre-closing approvals, consents, waivers or clearances under any Antitrust Laws of the jurisdictions set forth on Section 7.2 of the Parent Disclosure with respect to such acquisition and (ii) would, or would reasonably be expected to, prevent (A) any waiting period (or extensions thereof) applicable to the Transactions under the HSR Act from expiring or terminating prior to the Outside Date or (B) Parent or Purchaser from obtaining, prior to the Outside Date, any of the required pre-closing approvals, consents, waivers or clearances applicable to the Transactions under any Antitrust Laws of the jurisdictions set forth on Section 7.2 of the Parent Disclosure Letter;

(f)    take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g)    subject to Section 7.2, take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the Transactions on or before the Outside Date; or

(h)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.3.    No Solicitation by the Company.

(a)    From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to not, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled expiration of the Offer); (vi) fail to include the Company Board Recommendation in the Schedule 14D-9; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”), (viii) call or convene a meeting of the Company Stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (ix) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi) or (ix) (to the extent related to the foregoing clauses (iii), (iv) or (v)), a “Change of Recommendation”). The Company shall, and the Company shall cause the Company Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Day following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 6.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3(a) by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company Subsidiary or (z) any other Representatives acting on behalf of the Company or any Company Subsidiary shall be a breach of this Section 6.3(a) by the Company.

(b)    Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, an unsolicited, bona fide, written Acquisition Proposal that did not result from a breach of Section 6.3(a), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal and its Representatives, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(c)    The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the Company’s or any of its controlled affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company, or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any person other than Parent or Purchaser from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(d)    Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(a)(iv) or Section 6.3(a)(vi)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an unsolicited Acquisition Proposal (which, for the avoidance of doubt, did not result from a breach of Section 6.3(a)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Class A Common Stock, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed)

internal or published estimates, projections, forecasts or predictions for any period, (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(e)    Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 6.3(c) and the applicable four (4) Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 6.3(d)(ii) prior to the end of any such period as so extended in accordance with the terms of this Section 6.3(e).

(f)    Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation. For the avoidance of doubt, this Section 6.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(d) and Section 6.3(e).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1.    Access; Confidentiality; Notice of Certain Events.

(a)    From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege).

(b)    Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)    The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (solely with respect to the matters set forth in clauses (i) and (ii) and subject to Section 7.2(b)), (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the Letter Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement or the Letter Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated by this Agreement or the Letter Agreement, (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated by this Agreement or the Letter Agreement, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Parent and Purchaser; provided, further, that the Company’s obligations, actions or inactions pursuant to this Section 7.1(c), in each case in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in clause (F)(2) of Annex B has been satisfied.

Section 7.2.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Offer and the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Offer and the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable and (y) make all other necessary filings as promptly as reasonably practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws. Notwithstanding anything to the contrary in this Agreement, none of Parent, Purchaser or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b)    Each of Parent and the Company shall, in connection with obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Antitrust Law contemplated by Section 7.2(a), but subject to the terms of Section 7.2(a), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Antitrust Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.

(c)    Prior to the Closing, the parties shall use commercially reasonable efforts to, and shall cooperate in good faith with one another to, identify any third party consents (or notices) under any Contracts of the Company or a Company Subsidiary that are necessary or desirable for the consummation of the Transactions. The Company shall, and shall cause any applicable Company Subsidiary to, use commercially reasonable efforts to obtain any such third-party consent (or deliver any such notices) in the event that Parent requests the Company to do so; provided, however, each of the parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the Offer or the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified for by Parent or (b) subject to the occurrence of the Acceptance Time).

Section 7.3.    Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement or the Letter Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement or the Letter Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3; provided, further, that the obligations set forth in this Section 7.3 shall not apply to any communication regarding an Acquisition Proposal or a Change of Recommendation.

Section 7.4.    D&O Insurance and Indemnification.

(a)    For six (6) years from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or its Subsidiaries’ respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions).

(c)    At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Acceptance Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)    In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5.    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions (including, for the avoidance of doubt, the Letter Agreement) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Letter Agreement) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Letter Agreement). No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Letter Agreement).

Section 7.6.    Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Company to perform their obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Purchaser under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 7.7.    Employee Matters.

(a)    Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (including cash bonus opportunities, retirement, health and welfare benefits, but excluding equity incentive compensation) that are, in the aggregate, in Parent’s discretion, either (A) no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Closing or (B) no less favorable than those in effect for similarly situated employees of Parent and its Subsidiaries.

(b)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions were not waived under the Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of- pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that, prior to amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) plan is terminated pursuant to this Section 7.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(d)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Purchaser or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8.    Rule  16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule  16b-3 promulgated under the Exchange Act.

Section 7.9.    Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Offer, the Merger or any of the other Transactions or this Agreement or the Letter Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10.    Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Class A Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 7.11.    Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12.    Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 7.13.    14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Common Stock and holders of Company Equity Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement effective on or prior to the date hereof or entered into after the date hereof and prior to the Effective Time and (ii) the terms of Section 7.4 and Section 7.7 and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act, including with respect to the foregoing arrangements and any other applicable transactions contemplated by this Agreement. The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 7.14.    Certain Tax Matters. None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income tax purposes, the Offer and the Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties shall cooperate in good faith and use their reasonable best efforts to deliver to Parent’s and the Company’s tax counsel and tax advisors a certificate signed by an officer of Parent (and Purchaser) or the Company, as applicable, containing representations reasonably satisfactory to such counsel or advisors in connection with the rendering of any tax opinions to be issued by such counsel or advisors with respect to the treatment of the Offer and the Merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code, and Parent’s and the Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

Section 7.15.    Conversion of Company Common Stock. If and to the extent any Stockholder (as defined in the Letter Agreement) delivers to the Company or the Company’s transfer agent documentation to convert shares of Class B Common Stock into shares of Class A Common Stock pursuant to the Letter Agreement, the Company shall promptly take all actions within its control to effect such conversion. Each of Parent, Purchaser and the Company shall cooperate to implement the terms of the Letter Agreement, including with respect to the delivery of an “Irrevocable Conversion Notice” pursuant to Section 1.3 thereof and the conversion of “Subject Shares” pursuant to Section 1.2 thereof, in each case in accordance with the terms of the Letter Agreement.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1.    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a)    Purchase of Shares of Company Common Stock. Purchaser shall have accepted for payment all of the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(b)    No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

ARTICLE IX

TERMINATION

Section 9.1.    Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time before the Acceptance Time, as follows (with any termination by Parent also being an effective termination by Purchaser):

(a)    by mutual written consent of Parent and the Company;

(b)    by the Company, in the event that (i) the Company is not then in material breach of this Agreement such that the conditions to the Offer set forth in clauses (F)(1) or (F)(2) of Annex C would not then be satisfied if the Expiration Date were the date of the termination pursuant to this Section 9.1(b) and (ii) (A) Parent or Purchaser shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, which breach, failure to perform or violation would reasonably be expected to have a Parent Material Adverse Effect, or (B) any of the representations and warranties of Parent or Purchaser set forth in this Agreement shall have become inaccurate, which inaccuracy (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would reasonably be expected to have a Parent Material Adverse Effect, and in each of clauses (A) and (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Purchaser, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)    by Parent, in the event that (i) neither Parent nor Purchaser is then in material breach of this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 9.1(b) (notwithstanding any cure period) on the date of the termination pursuant to this Section 9.1(c) and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the right of Parent and Purchaser not to accept for payment and pay for any shares of Company Common Stock pursuant to clauses (F)(1) or (F)(2) of Annex C (assuming the expiration of the Offer as of such time) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d)    by either Parent or the Company (i) if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent or Purchaser to extend the Offer pursuant to Section 1.1(e)(ii)) without Purchaser having accepted for payment any shares of Company Common Stock pursuant to the Offer; provided that (A) the right to terminate this Agreement pursuant to this Section 9.1(d)(i) shall not be available to Parent if Parent or Purchaser shall have failed to comply in any material respect with its respective obligations under Section 1.1(e)(ii) and Section 1.1(f) and (B) the right to terminate this Agreement pursuant to this Section 9.1(d)(i) shall not be available to the Company if the Company shall have failed to comply in any material respect with its obligations under Section 1.2 and Section 6.3; or (ii) if the Acceptance Time has not occurred on or before October 9, 2019 (the “Outside Date”); provided that (A) if, on the Outside Date, all of the conditions to the Offer, other than the conditions set forth in clauses (B) and (C) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) of Annex C and those conditions to the Offer that by their nature are to be satisfied at the expiration of the Offer (if such conditions (other than the Minimum Condition) would be satisfied or validly waived were the expiration of the Offer to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder to January 9, 2020 and (B) the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of, or directly resulted in, the failure of the Transactions to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)    by Parent, if, prior to the Acceptance Time, (i) the Company Board of Directors shall have effected a Change of Recommendation or (ii) the Company has materially breached Section 6.3;

(f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(g)    by the Company in order to effect a Change of Recommendation and concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 6.3(e) and (ii) concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iii).

Section 9.2.    Effect of Termination.

(a)    In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, Section 1.1(e)(iv), this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement: (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) “fraud” shall mean common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

(b)    Termination Fee.

(i)    If (A) (x) Parent terminates this Agreement pursuant to Section 9.1(d), (y) the Company terminates this Agreement pursuant to Section 9.1(d), and at such time Parent would be permitted to terminate this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii), as applicable, or (z) Parent terminates this Agreement pursuant to Section 9.1(c) as a result of a breach, failure to perform or violation described in such Section that (except with respect to a breach of Section 6.3(a)) first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination, a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board or Company management, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) Business Days prior to the earlier of the Expiration Date and the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date any such Acquisition Proposal is consummated and (y) the date of entry in any such definitive agreement, the Company shall pay to Parent a fee of $552,000,000 in cash (the “Termination Fee”). Solely for purposes of this Section 9.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii)    If (A) (x) Parent terminates this Agreement pursuant to Section 9.1(e)(i) or Section 9.1(e)(ii) or (y) the Company terminates this Agreement pursuant to Section 9.1(d) at a time when Parent would be permitted to terminate this Agreement pursuant to (1) Section 9.1(e)(i) or Section 9.1(e)(ii) and (2) Section 9.1(d)(i) or Section 9.1(d)(ii), as applicable, and (B) in the case of a termination pursuant to Section 9.1(e)(ii) only, the Company willfully breached Section 6.3, then, within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iii)    If the Company terminates this Agreement pursuant to Section 9.1(g), concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee.

(iv)    In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)    Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts were due but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except for the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article IV) or willful breach occurring prior to the valid termination of this Agreement, and without limiting Parent’s or Purchaser’s right to specific performance in accordance with Section 10.12, (A) the Termination Fee (and any other amounts expressly contemplated by this Section 9.2(c), if any) shall be the sole and exclusive monetary remedy available to Parent and Purchaser in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee becomes due and payable and is paid by the Company in accordance with this Agreement, and (B) upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 9.2(c), if any) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 10.12 or the payment of the Termination Fee pursuant to this Section 9.2(c), but in no event shall Parent be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 10.12 and (ii) the payment of the Termination Fee pursuant to this Section 9.2(c).

ARTICLE X

MISCELLANEOUS

Section 10.1.    Amendment and Modification; Waiver.

(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)    At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Purchaser or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2.    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 10.3.    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission if the email is sent by 6:00 p.m. Pacific Time or, if after, the day following the date of transmission) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Purchaser, to:

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, CA 94105

Email: legal@salesforce.com

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email: ajnussbaum@wlrk.com

ejlee@wlrk.com

rsnarayan@wlrk.com

Attention: Andrew J. Nussbaum

     Edward J. Lee

     Raaj S. Narayan

if to the Company, to:

Tableau Software, Inc.

1621 North 34th Street

Seattle, Washington 98103

Email: kconder@tableau.com

Attention: Keenan Conder

with copies to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Email: jleigh@cooley.com

bbeerle@cooley.com

jbourdet@cooley.com

Attention: Jamie K. Leigh

     Ben W. Beerle

     Jodie M. Bourdet

Section 10.5.    Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6.    Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7.    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)    Except as provided in Section 7.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 10.9.    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11.    Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12.    Enforcement; Remedies.

(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer, the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 10.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SALESFORCE.COM, INC.

By	/s/ John Somorjai
	Name:	John Somorjai
	Title:	Executive Vice President, Corporate Development & Salesforce Ventures

SAUSALITO ACQUISITION CORP.

By	/s/ John Somorjai
	Name:	John Somorjai
	Title:	Vice President

TABLEAU SOFTWARE, INC.

By	/s/ Adam Selipsky
	Name:	Adam Selipsky
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a person (as defined in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Business Days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Options, the Company RSUs and the Company PSUs.

“Company Equity Plans” means (i) the Company’s 2013 Equity Incentive Plan as amended and restated from time to time, and (ii) the Company’s 2004 Equity Incentive Plan, as amended and restated from time to time.

“Company ESPP” means the Company’s 2013 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Contract” means a Contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor with respect to any such Contract.

“Company Intellectual Property” means all Intellectual Property owned by (or claimed to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or otherwise expressly required by this Agreement (other than pursuant to Section 6.1(a)); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

“Company Products” means any and all products and services, including Software as a service (SaaS), that are or have been in the two (2) years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company PSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject to performance-based vesting requirements.

“Company RSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject solely to service-based vesting requirements.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 27, 2019, between Parent and the Company, as may be amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment.

“Contract Revenue” means (i) with respect to subscription Contracts, the annualized contract value from new incremental business associated with such Contract; and (ii) with respect to license and maintenance Contracts, approximately twenty-five percent (25%) of the perpetual license fee plus first (1st) year annualized maintenance fees.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 1.103.

“Export Controls” means all applicable export and reexport control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HIPAA” shall have the meaning set forth in the definition of “Information Privacy and Security Laws.”

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means (i) any Law, rule, regulation or directive and all binding guidance issued by any Governmental Entity thereunder applicable to the Company or to any Company Subsidiary and (ii) to the extent the Company has agreed to comply with the same, any binding applicable self-regulatory guidelines, in each case, relating to: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, retention, processing, transfer, disclosure, sharing, disposal and destruction of Protected Information or (b) requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing, or email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes, to the extent applicable to Company and Company Subsidiary, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state privacy and data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, the GDPR (and any European Union member states’ laws and regulations implementing the GDPR), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which the Company or the Company Subsidiaries operate or which are applicable to their respective businesses.

“Intellectual Property” means all technology and intellectual property or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) inventions, discoveries, patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (c) all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (d) intellectual property rights in Software; (e) mask works and industrial designs, and all applications and registrations in connection therewith; (f) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data); and (g) rights of attribution and integrity and other moral rights of an author.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or Purchaser or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“Net Share” means, with respect to a Company Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective time, by (b) the Per Share Cash Equivalent Consideration.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works or (c) be redistributed at no charge.

“Ordinary Course License” means standard licenses contained in customer subscription, license or service agreements with respect to Company Products or confidentiality agreements, in each case that are non-exclusive, and granted in the ordinary course of business consistent with past practice.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception, other than any such equity incentive plans and agreements for equity awards assumed by Parent in connection with its acquisition of MapAnything.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any industry or industries in which Parent and the Parent Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this

Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or otherwise expressly required by this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Per Share Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the Exchange Ratio by (ii) the Parent Trading Price.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (x) that has arisen in the ordinary course of business consistent with past practice and does not adversely affect the value, ownership, use or operation of the property subject thereto.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person, or is linked to any such data element that can reasonably be associated with an individual natural person). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and is regulated by such Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ (a) obligations with respect to privacy that are made to customers, and (b) publicly posted and internal privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data and (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty -five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of

Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees in the nature of a tax that are imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 7.7(c)
Acceptance Time	Section 1.1(f)
Adjusted Option	Section 3.3(b)
Adjusted RSU	Section 3.3(d)
Agreement	Preamble
Arrangements	Section 7.13
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(a)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company Acquisition Agreement	Section 6.3(a)
Company Benefit Plan	Section 4.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Compensation Committee	Section 7.13
Company Disclosure Letter	Article IV

Company Leases	Section 4.16
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company Registered Intellectual Property	Section 4.14(a)
Company SEC Documents	Section 4.5(a)
Company Stockholders	Recitals
Continuing Employees	Section 7.7(a)
Converted Shares	Section 3.1(b)
Current ESPP Offering Periods	Section 3.3(f)
DGCL	Recitals
DOJ	Section 7.2(b)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(c)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Expiration Date	Section 1.1(e)
Form S-4	Section 1.1(g)(ii)
Fractional Share Consideration	Section 3.1(a)
fraud	Section 9.2(a)
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Goldman Sachs	Section 4.22
Government Contract Bid	Section 4.17(d)
Indemnified Parties	Section 7.4(a)
Intermediate LLC	Section 5.16(f)
Intervening Event	Section 6.3(d)
IP Contracts	Section 4.14(h)
Letter Agreement	Recitals
Material Contract	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Government Bid	Section 4.17(c)
Material Reseller	Section 4.19(c)
Material Reseller Agreement	Section 4.19(c)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Minimum Condition	Section 1.1(a)(i)
New Plans	Section 7.7(b)
OFAC	Section 4.9(e)
Offer	Recitals
Offer Consideration	Section 1.1(a)
Offer Documents	Section 1.1(g)(i)(A)
Offer to Purchase	Section 1.1(a)
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)
Parent	Preamble
Parent Capitalization Date	Section 5.2(a)
Parent Common Stock	Section 1.1(a)
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1

Parent Permits	Section 5.9(b)
Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble
Party	Preamble
person	Section 6.3(a)
Purchaser	Preamble
Purchaser Shares	Section 3.1(c)
Restricted Parties	Section 4.9(g)
Sarbanes Oxley Act	Section 4.5(a)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(g)(i)(A)
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(b)
Termination Fee	Section 9.2(b)(i)
Transactions	Recitals
willful breach	Section 9.2(a)

Annex B

Form of Letter Agreement

June 9, 2019

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, CA 94105

Ladies and Gentlemen:

As a holder of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of Tableau Software, Inc., a Delaware corporation (the “Company”), the undersigned (each, a “Stockholder”) understands that the Company, salesforce.com, inc., a Delaware corporation (“Parent”), and Sausalito Acquisition Corp., a Delaware corporation (“Purchaser”), are concurrently entering into an Agreement and Plan of Merger, dated as of June 9, 2019 (as it may be from time to time amended, the “Merger Agreement”), which was previously approved by the boards of directors of the Company and Parent, providing for, among other things, (i) the commencement by Purchaser of the Offer and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving entity of the merger (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement. Terms used without definition in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

Each Stockholder acknowledges that, as an inducement for Parent and Purchaser to enter into the Merger Agreement, each of Parent and Purchaser has required that such Stockholder enter into this letter agreement (this “Agreement”) and such Stockholder is willing to enter into this Agreement.

Each Stockholder confirms such Stockholder’s agreement with Parent and Purchaser, and each of Parent and Purchaser confirms its agreement with each Stockholder, as follows:

1.1.    Subject Shares. As used in this Agreement, the term “Subject Shares” means the shares of Class B Common Stock that such Stockholder owns of record or beneficially (including through trusts or Affiliates) as of the date of this Agreement and any shares of Class B Common Stock of which such Stockholder (including through trusts or Affiliates) acquires record or beneficial ownership after the date hereof and prior to the termination of this Agreement. In the event of any stock split (including a reverse stock split), stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Stockholder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.

1.2.    Conditional Commitment to Convert. Subject to receipt of an Irrevocable Conversion Notice in accordance with the terms of this Agreement, each Stockholder shall promptly (but in no event later than one (1) hour after receipt of the Irrevocable Conversion Notice) and irrevocably convert, and shall deliver to the Company, the Company’s transfer agent and Parent all documentation reasonably necessary (including a conversion notice substantially in a form attached as Annex I hereto, the “Conversion Document”) to irrevocably convert, pursuant to and in accordance with the terms of Section D.5.a of Article IV of the Company Certificate, each Subject Share into one fully paid and nonassessable share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), it being understood that such Stockholder’s irrevocable election to convert shall be deemed to be effective immediately upon the delivery of the Conversion Document to the Company’s transfer agent. The provisions of this Section 1.2 shall have no further force or effect in the event this Agreement is validly terminated in accordance with Section 1.10.

1.3.    Irrevocable Conversion Notice. For purposes hereof, an “Irrevocable Conversion Notice” means an irrevocable written notice substantially in the form attached as Annex II hereto, delivered by Parent to each Stockholder on the date of the expiration of the Offer (as soon as practicable following 10:00 a.m. New York City time but in no event later than 5:00 p.m. New York City time), specifying that all of the conditions to the Offer have been either satisfied (other than those conditions that by their nature are to be satisfied at the expiration of the Offer, each of which would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers an Irrevocable Conversion Notice to each Stockholder) or irrevocably waived by

Parent and Purchaser, it being acknowledged and agreed that such irrevocable written notice can only be validly delivered by Parent to the extent that all of the conditions to the Offer have, in fact, been satisfied (or would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers an Irrevocable Conversion Notice to each Stockholder) or otherwise irrevocably waived by Parent and Purchaser; provided, that, for purposes of the Irrevocable Conversion Notice only, the satisfaction of the Minimum Condition shall be tested assuming that all Subject Shares of all Stockholders to be converted into shares of Class A Common Stock pursuant to Section 1.2 are tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of the Irrevocable Conversion Notice. Subject to the terms of this Agreement, the Irrevocable Conversion Notice may be delivered to each Stockholder by electronic mail to the email address contemplated by Section 1.11 and such Irrevocable Conversion Notice shall be deemed given to such Stockholder if sent by electronic mail to (x) the email address of such Stockholder in Section 1.11 (notice deemed given upon transmission if such email is sent by 5:00 p.m. New York City time, or, if after, the day following the date of transmission) and (y) the email addresses of the individuals from Cooley LLP listed in Section 10.4 of the Merger Agreement.

1.4.    Conditional Obligation. Nothing in this Agreement shall obligate Parent or Purchaser to deliver an Irrevocable Conversion Notice.

1.5.    Representations and Warranties of the Stockholders. Each Stockholder represents and warrants that:

(a)    such Stockholder, and (if such Stockholder is married and any of such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding) such Stockholder’s spouse, have duly executed and delivered this Agreement and have all authority and full legal capacity to enter into this Agreement and to perform his or her obligations under this Agreement;

(b)    assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, this Agreement is such Stockholder’s valid and binding agreement and is enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations;

(c)    the Subject Shares are owned by such Stockholder free and clear of all encumbrances, voting arrangements and any other commitments or restrictions of every kind, except as would not restrict the performance of such Stockholder’s obligations under this Agreement;

(d)    such Stockholder has the sole or shared power to vote or direct the vote and to dispose of all Subject Shares;

(e)    the execution and delivery of this Agreement by such Stockholder does not, and the performance of such Stockholder’s obligations under this Agreement as contemplated hereby will not: (i) conflict with or violate any Law applicable to such Stockholder or by which the Subject Shares are bound or affected; (ii) result in any breach of or violation of, or constitute a default, or require any consent (or give rise to any right of termination or acceleration or an event that with notice or lapse of time or both would become a default or give rise to any such right) under, any Contract to which such Stockholder is a party or by which such Stockholder or the Subject Shares are bound; or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or impair the performance by such Stockholder of his obligations under this Agreement;

(f)    with respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the actual knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Subject Shares) before or by any Governmental Entity that could reasonably be expected to prevent the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder; and

(g)    no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent, Purchaser or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

1.6.    Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

1.7.    Covenants of the Stockholders.

(a)    Each Stockholder covenants and agrees that such Stockholder shall not, directly or indirectly, take any action that is intended, or would reasonably be expected, to materially interfere with, materially delay, or prevent the consummation of the Offer, the Merger or the other Transactions or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

(b)    From the date of this Agreement and until the termination of this Agreement, and without limiting any provision of the Merger Agreement in any respect, each Stockholder shall not: (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Purchaser or any of their Representatives) any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iv) recommend any other holder of Company Common Stock to not tender shares of Company Common Stock into the Offer; or (v) support, recommend, endorse or approve any Acquisition Proposal or enter into any letter of intent, support agreement or similar commitment relating to or facilitating an Acquisition Proposal. The foregoing notwithstanding, nothing in this Agreement shall prohibit any Stockholder from taking any action that the Company or its Representatives are permitted to take under Section 6.3 of the Merger Agreement solely in such Stockholder’s capacity as a director or other Representative of the Company.

(c)    From the date of this Agreement and until the termination of this Agreement, if any Stockholder transfers, sells, assigns, pledges or otherwise disposes of any of such Stockholder’s Subject Shares (including, for the avoidance of doubt, any “Transfer” (as defined in the Company Certificate)) in each case that would not cause or result in the conversion of such Subject Shares into shares of Class A Common Stock pursuant to the Company Certificate, such Stockholder shall cause the transferee in any such transfer, sale, assignment, pledge or other disposition to execute and deliver a joinder to this Agreement in a form that is reasonably satisfactory to Parent and Purchaser pursuant to which such transferee agrees to be bound as a Stockholder hereunder.

(d)    Each Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law; provided, that reasonable notice of any disclosure required by applicable Law shall be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure.

1.8.    Covenants of Parent and Purchaser. Each of Parent and Purchaser shall keep each Stockholder reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and material developments with respect thereto and, upon each Stockholder’s request (no more often than once per day during the Offer (other than on the date of the expiration of the Offer)), provide such Stockholder as soon as practicable with the most recent report then available from the Exchange Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer; provided that delivery of such information or report to the Company or its Representatives shall constitute delivery to the Stockholders for purposes of this Section 1.8; provided, further, that a breach of this Section 1.8 shall not relieve or otherwise affect the obligations of the Stockholders pursuant to this Agreement.

1.9.    Documentation and Information. Each Stockholder hereby consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary or advisable in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange.

1.10.    Termination. This Agreement shall terminate automatically with respect to each Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement, as in effect on the date hereof, that results in a decrease in, or change in form of, the Offer Consideration or the Merger Consideration or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 1.10 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 1.10 and Sections 1.11 through 1.25 shall survive any termination of this Agreement.

1.11.    Notices. Except as provided in Section 1.2 and Section 1.3, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received only if delivered by electronic mail (notice deemed given upon confirmation of receipt); provided that the notice or other communication is sent to the address or email address set forth (a) if to Parent or Purchaser, to the email address set forth in Section 10.4 of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s email address set forth on a signature page hereto, or to such other email address as such party may hereafter specify for the purpose by notice to each other party hereto.

1.12.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

1.13.    Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

1.14.    Entire Agreement; Assignment. This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent and Purchaser, in the case of an assignment by a Stockholder and (b) each Stockholder, in the case of an assignment by Parent or Purchaser; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

1.15.    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur and that the Parent and Purchaser would not have any adequate remedy at law (even if available) in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions, without the posting of bond, to prevent or remedy any breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

1.16.    Jurisdiction; Waiver of Jury Trial.

(a)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 1.16(a) in the manner provided for notices in Section 1.11. Nothing in this Agreement will affect the right of Parent or Purchaser to serve process in any other manner permitted by applicable Law.

(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 1.16(B).

1.17.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

1.18.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.1.19. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

1.20.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

1.21.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies, electronic mail in portable document format (.pdf), or any electronic signature complying with the U.S. ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

1.22.    Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

1.23.    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, but without limiting any provision of the Merger Agreement in any respect, nothing in this Agreement shall limit or restrict a Stockholder, or any affiliate, employee or designee of a Stockholder, who is a director or officer of the Company or any of its Subsidiaries from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director or officer of the Company or any of its Subsidiaries’, in the Stockholder’s, or its affiliate’s, employee’s or designee’s, as applicable, sole discretion on any matter. In this regard, a Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of the Company. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of shares of Company Common Stock.

1.24.    No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect legal or beneficial ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder (without limiting such Stockholder’s obligations hereunder), and neither Parent nor Purchaser shall have any power or authority to direct such Stockholder in the voting or Transfer (as defined in the Company Certificate) of any of the Shares.

1.25.    Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.

SALESFORCE.COM, INC.
By:
Name:	John Somorjai
Title:	Executive Vice President,
Corporate Development & Salesforce Ventures
SAUSALITO ACQUISITION CORP.
By:
Name:	John Somorjai
Title:	Vice President

[Signature Page to Letter Agreement]

STOCKHOLDER
CHRISTIAN CHABOT
By:
Name: Christian Chabot
STOCKHOLDER
CHRISTOPHER STOLTE
By:
Name: Christopher Stolte
STOCKHOLDER
PATRICK HANRAHAN
By:
Name: Patrick Hanrahan
STOCKHOLDER
PATRICK M. HANRAHAN & DELLE R. MAXWELL TRUST DATED 3/24/2008
By:
Name: Patrick Hanrahan
Title: Trustee

Annex I

FORM OF CONVERSION DOCUMENT

Date: [            ]

American Stock Transfer and Trust Company

6201 15th Avenue, Brooklyn

New York 11219

Email: portalconversion@astfinancial.com and ccolosso@astfinancial.com

Re: Conversion of Tableau Software, Inc. Class B Common Stock to Class A Common Stock

Dear Sir/Madam:

[            ] (“Entity Stockholder”) currently holds shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of Tableau Software, Inc. (the “Company”). Each share of Class B Common Stock has ten (10) votes per share, whereas each share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) of the Company has one (1) vote per share. As of the date hereof, shares of Class B Common Stock cannot be traded on the New York Stock Exchange (NYSE) or transferred to a brokerage account until such shares have been converted to shares of Class A Common Stock on a 1:1 basis by completing an irrevocable election to convert.

The Entity Stockholder hereby elects, pursuant to Section D.5.a of Article IV of the Amended and Restated Certificate of Incorporation of the Company, to effect the conversion of [NUMBER] shares of the Company’s Class B Common Stock held by the Entity Stockholder into an equal number of fully paid and non-assessable shares of Class A Common Stock. The Entity Stockholder understands and acknowledges that this election to convert is irrevocable and will be effective as to the number of shares of Class B Common Stock specified in the immediately preceding sentence and held by the Entity Stockholder in the AST Account below, without any further action by it upon delivery of this election notice to American Stock Transfer and Trust Company.

AST Account Number

This Conversion is duly executed below by the Entity Stockholder or on behalf of Entity Stockholder by its authorized representative.

[Name of Entity Stockholder]

By:

Print Name and Title

Annex II

FORM OF IRREVOCABLE CONVERSION NOTICE

[Date]

Reference is hereby made to that certain letter agreement, dated as of June 9, 2019 (as it may be amended from time to time, the “Letter Agreement”), by and among salesforce.com, inc., a Delaware corporation (“Parent”), and Sausalito Acquisition Corp., a Delaware corporation (“Purchaser”) and the stockholders of Tableau Software, Inc., a Delaware corporation (the “Company”) party thereto (the “Stockholders”). Capitalized terms that are used but not defined herein have the meaning given to such terms in the Letter Agreement.

Pursuant to Section 1.3 of the Letter Agreement, Parent is hereby delivering to each Stockholder irrevocable notice that all of the conditions to the Offer have been either satisfied (other than those conditions that by their nature are to be satisfied at the expiration of the Offer, each of which would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers this notice) or irrevocably waived by Parent and Purchaser; provided, that, for purposes of this notice, the satisfaction of the Minimum Condition is tested assuming that all Subject Shares of all Stockholders to be converted into shares of Class A Common Stock pursuant to Section 1.2 of the Letter Agreement were tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of this notice. This notice shall constitute the Irrevocable Conversion Notice for all purposes under the Letter Agreement.

[Signature Page Follows]

IN WITNESS HEREOF, the undersigned has caused this notice to be signed on behalf of Parent as of the date first written above.

SALESFORCE.COM, INC.
By:
Name:
Title:

[Signature Page to Irrevocable Conversion Notice]

Annex C

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Parent’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger, dated as of June 9, 2019 (the “Agreement”), by and among salesforce.com, inc., a Delaware corporation (“Parent”), Sausalito Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Tableau Software, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex C shall have the respective meanings ascribed thereto in the Agreement) and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(A)    the Minimum Condition shall not have been satisfied;

(B)    (i) any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall not have expired or been terminated or (ii) any other required pre-closing approvals, consents, waivers or clearances under any Antitrust Laws of the jurisdictions set forth on Section 7.2 of the Parent Disclosure Letter shall not have been obtained;

(C)    any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law on or after the date of this Agreement (or there shall have been any change on or after the date hereof in the manner in which any Governmental Authority enforces or interprets any Law enacted, issued or promulgated prior to the date of this Agreement), that is in effect as of immediately prior to the expiration of the Offer or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case, which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(D)    the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order;

(E)    the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 7.12); or

(F)    any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1)    (A) the representations and warranties of the Company set forth in Section 4.1(a) (other than the last sentence of Section 4.1(a)), the first sentence of Section 4.1(b), Section 4.3, Section 4.22, Section 4.23 or Section 4.25 (x) that are qualified by materiality or Company Material Adverse Effect shall not be true and correct in all respects as of the date hereof or shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) or (y) that are not qualified by materiality or Company Material Adverse Effect shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though

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made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(c), Section 4.2(d) or Section 4.2(e) shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 4.8(a) shall not be true and correct in all respects; or (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(2)    the Company shall not have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the expiration of the Offer;

(3)    a Company Material Adverse Effect shall have occurred after the date of the Agreement and shall be continuing as of immediately prior to the expiration of the Offer;

(4)    Parent and Purchaser shall have failed to receive from the Company a certificate, dated as of the Expiration Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred; or

(5)    the Agreement shall have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

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